FOR IMMEDIATE RELEASE
August 3, 2012

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS FOURTH QUARTER 2012 OPERATING RESULTS

Fairfield, New Jersey, August 3, 2012 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2012 of $1,198,000 or $0.02 per diluted share.

The results represent a decrease of $194,000 compared to net income of $1,392,000, or $0.02 per diluted share, for the quarter ended March 31, 2012.  The decrease in net income between linked quarters reflected a decrease in net interest income as well as increases in the provision for loan losses and non-interest expense that were partially offset by an increase in non-interest income. The decline in net income between linked periods also reflected an increase in the provision for income taxes.

For the fiscal year ended June 30, 2012, the Company reported net income of $5,078,000 or $0.08 per diluted share representing a decrease of $2,773,000 compared to net income of $7,851,000 or $0.12 per diluted share for the fiscal year ended June 30, 2011. The decrease in net income reflected increases in the provision for loan losses and losses on sale of real estate owned that were exacerbated by an increase in non-interest expense.  These factors were partially offset by increases in net interest income and non-interest income, excluding losses on sale of real estate owned, as well as a decline in the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At June 30, 2012, Kearny Financial Corp. had total assets of $2.94 billion which included net loans receivable of $1.27 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.28 billion.  As of that same date, deposits and borrowings totaled $2.17 billion and $249.8 million, respectively, while stockholders’ equity totaled $491.6 million or 16.74% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended June 30, 2012 in comparison to those for the prior linked quarter ended March 31, 2012.  Comparative statement of condition information for June 30, 2011 and statement of operations information for the three and twelve months ended June 30, 2011 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended June 30, 2012 was $17.5 million, a decrease of $125,000 compared to net interest income of $17.7 million during the quarter ended March 31, 2012.  For those same comparative periods, the Company’s net interest margin decreased by eight basis points to 2.61% from 2.69%.

The decrease in net interest income between linked quarters resulted from a decrease in interest income that was partially offset by a smaller decline in interest expense.  The decrease in interest income between linked periods was primarily attributable to a 14 basis point decline in the average yield on interest-earning assets to 3.59% for the quarter ended June 30, 2012 from 3.73% for the quarter ended March 31, 2012.  The net decline in average yield reflected decreases in the average yield on all categories of interest-earning assets including loans, mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets.

The impact on interest income from the net decline in the average yield on interest-earning assets was partially offset by an overall net increase of $61.1 million in their average balance comprising net increases in the average balance of loans and mortgage-backed securities that were partially offset by declines in the average balance of non-mortgage-backed securities and other interest-earning assets.

As noted, the decrease in net interest income attributable to the decline in interest income between linked quarters was partially offset by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was attributable, in part, to a six basis point decline in the average cost of interest-bearing liabilities which decreased to 1.17% for the quarter ended June 30, 2012 from 1.23% for the quarter ended March 31, 2012.  The reduction in average cost reflected a decline in the average cost of interest-bearing deposits comprising declines in the average cost of interest-bearing checking accounts and certificates of deposit while the average cost of savings accounts remained unchanged.  For those same comparative periods, the average cost of Federal Home Loan Bank (“FHLB”) borrowings declined while the average cost of other borrowings, comprised primarily of depositor sweep accounts, remained unchanged.

The impact on interest expense from the decline in the average cost of interest-bearing liabilities was partially offset by an increase of $29.1 million in their average balance between linked quarters.  The net increase in average balance was attributable to net increases in the average balances of both interest-bearing deposit accounts as well as borrowings.   With regard to interest-bearing deposit accounts, average balance increases were reflected in interest-bearing checking and savings accounts that were partially offset by a decline in the average balance of certificates of deposit.  The increase in the average balance of borrowings was reflected in the comparatively greater average balances of both FHLB borrowings as well as other borrowings.

Provision for Loan Losses

The provision for loan losses totaled $2,105,000 for the quarter ended June 30, 2012 compared to a provision of $1,257,000 for the quarter ended March 31, 2012.  The provision in the current period reflected additions to valuation allowances attributable to impairment losses identified on specific impaired loans as well as the effect of the overall increase in the balance of the non-impaired portion of the loan portfolio and changes to the historical and environmental loss factors used to estimate such losses within that portion of the portfolio.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of real estate owned (“REO”), decreased by $289,000 to $1,307,000 for the quarter ended June 30, 2012 from $1,596,000 for the quarter ended March 31, 2012.  The decline in non-interest income was partly attributable to the absence in the current period of a $245,000 payment received by the Bank during the earlier comparative period from a tenant in return for the discharge of their future obligations under the terms of a commercial lease agreement where the Bank served as lessor.  The decrease in non-interest income also reflected an

$83,000 decline in the gain on sale of loans to $134,000 from $217,000 between comparative periods.  The decrease in loan sale gains was primarily attributable to a decline in the volume of Small Business Administration (“SBA”) loan originations sold during the current quarter.

The noted decreases in non-interest income were partially offset by the recognition of $52,000 in gains associated with the sale of securities available for sale during the current period for which no such gains were recognized during the earlier comparative period.

Non-interest income also generally includes gains and losses on sale of REO.  For the quarter ended June 30, 2012, net REO sale losses totaled $59,000 compared to $1,214,000 for the quarter ended March 31, 2012 with losses during both comparative periods being primarily attributable to reducing the carrying value of various REO properties to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.

At June 30, 2012, the Bank held a total of eight REO properties with an aggregate carrying value of $3,811,000.  Two properties with aggregate carrying values totaling $2,082,000 are under contract for sale at June 30, 2012 with such values reflecting the net sale proceeds that the Bank expects to receive based upon the terms of those contracts.

Non-interest Expense

Non-interest expense increased by $68,000 to $14.83 million for the quarter ended June 30, 2012 from $14.76 million for the quarter ended March 31, 2012.  The increase in non-interest expense primarily reflected increases in compensation expense, equipment and systems expense, advertising and marketing expense and director compensation expense that were partially offset by declines in premises occupancy expenses, deposit insurance expense and miscellaneous expenses.

The increase in compensation expense primarily reflected increases in salaries and benefits relating to expansion of the commercial lending staff as well as increases in commission expense associated with the resulting growth in commercial loan originations.  These increases were partially offset by a decline in Employee Stock Ownership Plan (“ESOP”) expense reflecting the comparatively lower average market price for the Company’s common shares between comparative periods as well as overall declines in payroll tax expense attributable to reductions in state and federal unemployment and disability employer contributions.

The increase in equipment and systems expenses primarily reflected the absence in the current period of final adjustments to certain estimated expenses relating to the conversion and integration of systems and data acquired from Central Jersey Bancorp, Inc. (“Central Jersey”) that had reduced expense during the earlier comparative period.

The remaining increases and decreases in non-interest expense reflected normal operating fluctuations within the noted categories including a reduction in REO expense included in miscellaneous expense and the payment of advisory board fees included in director compensation.

Provision for Income Taxes

The provision for income taxes increased by $19,000 to $661,000 for the quarter ended June 30, 2012 from $642,000 for the quarter ended March 31, 2012.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $43.5 million to $155.6 million at June 30, 2012 from $112.1 million at March 31, 2012.

Notwithstanding the increase in the comparative quarter end balances, the comparable average balance of cash and cash equivalents for the quarter ended June 30, 2012 declined by $21.7 million to $114.0 million compared to $135.7 million for the quarter ended March 31, 2012.  Management had previously determined that the opportunity cost to earnings of maintaining a higher level of short-term liquid assets to fund its growing loan origination pipeline outweighed the related benefits.  Consequently, a portion of the Company’s excess liquidity that had accumulated earlier in the fiscal year continued to be deployed into comparatively higher yielding earning assets during the quarter ending June 30, 2012.  The Company expects to continue to maintain the average balance of interest-earning cash and equivalents at comparatively lower levels than had been reported during the first two quarters of fiscal 2012.  Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable at June 30, 2012, excluding deferred fees and costs and the allowance for loan losses, increased by $23.9 million to $1.29 billion from $1.26 billion at March 31, 2012.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans, and land loans, of $36.0 million that was partially offset by a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $7.9 million.  For those same comparative periods, the outstanding balance of construction and consumer loans decreased $3.7 million and $582,000, respectively.

The Company’s growing strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources - resulted in the reported growth in the commercial loan portfolio.  The Company expects to continue expanding its commercial loan origination and acquisition resources in the coming quarters as part of the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

By contrast, the aggregate decline in the residential mortgage loan portfolio for the quarter ended June 30, 2012 continues to reflect a diminished level of loan demand resulting from a weak economy and declining real estate values exacerbated by aggressive pricing for certain loan products that are available in the marketplace to a reduced number of qualified borrowers.

For the quarter ended June 30, 2012, the balance of the Company’s non-performing assets decreased to a total of $37.3 million or 1.27% of total assets and comprised non-performing loans totaling $33.5 million, or 2.61% of total loans, plus eight REO properties totaling $3.8 million.  By comparison, at March 31, 2012, non-performing assets totaled $43.5 million or 1.49% of total assets and comprised non-performing loans totaling $38.3 million, or 3.04% of total loans, plus ten REO properties totaling $5.2 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At June 30, 2012, the balance of non-performing loans included approximately $691,000 of accruing loans over 90 days past due and $32.8 million of nonaccrual loans.  By comparison, at March 31, 2012, the balance of non-performing loans included approximately $3.1 million of accruing loans over 90 days past due and $35.2 million of nonaccrual loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, decreased by $58.8 million to $1.23 billion at June 30, 2012 from $1.29 billion at March 31, 2012.  The net decrease partly reflected principal repayments and sales, net of premium and discount amortization and accretion, totaling approximately $133.7 million that were partially offset by security purchases totaling $67.8 million and an increase in the unrealized gain within the available for sale portion of the portfolio of approximately $6.9 million to $41.7 million at June 30, 2012 from $34.8 million at March 31, 2012.  Securities purchased were predominantly fixed rate, agency pass-through securities with 15-year original terms to maturity.  The Bank also purchased a small quantity of 30-year, fixed rate agency pass-through securities that were acquired based upon their Community Reinvestment Act eligibility.

 The aggregate balance of non-mortgage backed securities decreased by $384,000 to $47.3 million at June 30, 2012 from $47.6 million at March 31, 2012.  The net decrease primarily reflected principal repayments and maturities for the quarter ended June 30, 2012 as well as a net increase of $115,000 in the unrealized loss on available for sale non-mortgage-backed securities to $2.0 million at June 30, 2012 from $1.9 million at March 31, 2012.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $20.0 million to $228.8 million at June 30, 2012 from $208.8 million at March 31, 2012.  The net increase primarily reflected the Bank’s purchase of an additional $23.4 million of bank owned life insurance during the quarter ended June 30, 2012.  This increase was partially offset by declines in the balance of real estate owned and income taxes receivable in conjunction with normal fluctuations in the balances of other assets.

Deposits

The balance of total deposits increased by $17.4 million to $2.17 billion at June 30, 2012 from $2.15 billion at March 31, 2012.  The net increase in deposit balances reflected an increase in the balance of non-interest bearing deposits of $12.7 million with the remaining $4.7 million increase attributable to the growth in interest-bearing deposits.  The increase in interest-bearing deposit accounts reflected growth in interest-bearing checking accounts and savings accounts totaling $7.8 million and $5.1 million, respectively, which was partially offset by a decline in the balance of certificates of deposit of $8.2 million.  The decline in balance of certificates of deposit was largely attributable to the Company’s active management of deposit pricing during the quarter ended June 30, 2012 to support net interest rate spread and margin which allowed for some degree of controlled outflow of non-core deposits.

Borrowings

The Company reported a net increase in borrowings of $2.2 million to $249.8 million at June 30, 2012 from $247.6 million at March 31, 2012.  The reported increase primarily reflected a $2.2 million increase in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits that was partially offset by the scheduled principal repayment of an amortizing advance from the FHLB.

Stockholders’ Equity and Capital Management

During the quarter ended June 30, 2012, stockholders’ equity increased $5.4 million to $491.6 million from $486.2 million at March 31, 2012.  The increase was largely attributable to a $4.1 million net increase in accumulated other comprehensive income primarily reflecting increases in the net unrealized gains in investment securities available for sale.  This increase was augmented by net income of $1.2 million for the quarter ended June 30, 2012 coupled with a reduction of unearned ESOP shares for plan shares earned during the period.  These increases were partially offset by a $335,000 increase in Treasury stock reflecting the Company’s repurchase of 35,800 shares of its common stock during the period at an average price of $9.35 per share.

At June 30, 2012, the Company’s total equity to asset ratio was 16.74% while the equity to assets ratio of the Bank was 15.99%.  As of that same date, the Bank’s Tier 1 leverage ratio was 12.06% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 24.51% and 25.25%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	June 30,	March 31,	June 30,
	2012	2012	2011
Selected Balance Sheet Data:
Cash and cash equivalents	$155,584	$112,132	$222,580

Securities available for sale	12,602	12,923	44,673
Securities held to maturity	34,662	34,725	106,467
Non-mortgage-backed securities	47,264	47,648	151,140

Loans receivable	1,284,236	1,260,600	1,268,351
Allowance for loan losses	(10,117)	(9,100)	(11,767)
Net loans receivable	1,274,119	1,251,500	1,256,584

Mortgage-backed securities available for sale	1,230,104	1,288,876	1,060,247
Mortgage-backed securities held to maturity	1,090	1,161	1,345
Mortgage-backed securities	1,231,194	1,290,037	1,061,592

Premises & equipment	38,677	39,056	39,556
Federal Home Loan Bank stock	14,142	13,558	13,560
Goodwill	108,591	108,591	108,591
Bank owned life insurance	48,615	25,030	24,470
Other assets	18,820	22,520	26,063
Total assets	$2,937,006	$2,910,072	$2,904,136

Non-interest bearing deposits	$165,118	$152,468	$143,087
Interest-bearing deposits	2,006,679	2,001,949	2,006,266
Deposits	2,171,797	2,154,417	2,149,353

Federal Home Loan Bank advances	211,232	211,290	211,461
Other borrowings	38,545	36,358	36,181
Borrowings	249,777	247,648	247,642

Other liabilities	23,815	21,810	19,267
Total liabilities	2,445,389	2,423,875	2,416,262

Stockholders' equity	491,617	486,197	487,874
Total liabilities & stockholders' equity	$2,937,006	$2,910,072	$2,904,136

Consolidated Capital Ratios:
Equity to assets at period end	16.74%	16.71%	16.80%
Tangible equity to tangible assets at period end (1)	12.87%	12.91%	13.11%

Share Data:
Outstanding shares (in thousands)	66,936	66,972	67,851
Closing price as reported by NASDAQ	$9.69	$9.75	$9.11
Equity per share	$7.34	$7.26	$7.19
Tangible equity per share (1)	$5.36	$5.34	$5.35

Asset Quality Ratios:
Non-performing loans to total loans	2.61%	3.04%	2.76%
Non-performing assets to total assets	1.27%	1.49%	1.46%
Allowance for loan losses to total loans	0.79%	0.72%	0.93%
Allowance for loan losses to non-performing loans	30.20%	23.73%	33.65%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Summary of Operations:
Interest income on:
Loans receivable	$15,467	$15,809	$17,458	$63,960	$63,553
Mortgage-backed securities	8,278	8,242	8,163	32,435	29,972
Non-mortgage-backed securities	230	278	1,138	1,389	5,942
Other interest-earning assets	183	205	214	765	909
Total interest-earning assets	24,158	24,534	26,973	98,549	100,376
Interest expense on:
Interest-bearing checking	616	620	899	2,690	3,432
Savings and clubs	325	318	450	1,376	2,162
Certificates of deposit	3,663	3,915	4,344	16,206	18,319
Total interest-bearing deposits	4,604	4,853	5,693	20,272	23,913
Federal Home Loan Bank advances	1,954	1,961	1,958	7,873	8,097
Other borrowings	55	50	68	224	206
Total borrowings	2,009	2,011	2,026	8,097	8,303
Total interest-bearing liabilities	6,613	6,864	7,719	28,369	32,216

Net interest income	17,545	17,670	19,254	70,180	68,160
Provision for loan losses	2,105	1,257	1,110	5,750	4,628
Net interest income after loan loss provision	15,440	16,413	18,144	64,430	63,532

Fees and service charges	576	594	645	2,435	2,027
Gain on securities, including other-than-temporary impairment	52	0	776	47	749
Loss on sale of real estate owned	(59)	(1,214)	(53)	(3,330)	(81)
Gain on sale of loans	134	217	491	661	539
Income from bank-owned life insurance	188	186	181	748	708
Electronic banking fees and charges	262	224	235	957	724
Miscellaneous	95	375	82	627	181
Total non-interest income	1,248	382	2,357	2,145	4,847

Salaries and employee benefits	8,606	8,538	8,673	33,688	31,105
Net occupancy expense of premises	1,662	1,685	1,490	6,528	5,527
Equipment and systems	1,761	1,686	1,798	7,190	6,053
Advertising and marketing	258	220	248	1,100	1,016
Federal deposit insurance premium	531	569	482	2,082	2,307
Directors' compensation	186	168	171	678	1,153
Merger-related expenses	0	0	59	0	3,474
Miscellaneous	1,825	1,895	1,778	7,455	5,607
Total non-interest expense	14,829	14,761	14,699	58,721	56,242

Income before taxes	1,859	2,034	5,802	7,854	12,137
Provision for income taxes	661	642	1,969	2,776	4,286
Net income	$1,198	$1,392	$3,833	$5,078	$7,851

Per Share Data:
Net income per share - basic and diluted	$0.02	$0.02	$0.06	$0.08	$0.12
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	66,266	66,243	67,107	66,495	67,118
Cash dividends per share (1)	$0.00	$0.05	$0.05	$0.15	$0.20
Dividend payout ratio (2)	0.0%	87.2%	20.9%	54.6%	41.0%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Average Balances:
Loans receivable	$1,268,645	$1,237,570	$1,277,478	$1,250,307	$1,172,576
Mortgage-backed securities	1,272,021	1,229,908	977,141	1,181,237	853,350
Non-mortgage-backed securities	49,567	53,338	228,778	74,793	286,022
Other interest-earning assets	99,494	107,824	165,625	144,527	129,010
Total interest-earning assets	2,689,727	2,628,640	2,649,022	2,650,864	2,440,958
Non-interest-earning assets	247,473	259,302	244,672	257,407	238,221
Total assets	$2,937,200	$2,887,942	$2,893,694	$2,908,271	$2,679,179

Interest-bearing checking	$462,769	$452,678	$445,276	$454,166	$377,978
Savings and clubs	429,836	419,257	416,068	414,560	375,767
Certificates of deposit	1,107,196	1,115,919	1,157,456	1,128,802	1,086,544
Total interest-bearing deposits	1,999,801	1,987,854	2,018,800	1,997,528	1,840,289
Federal Home Loan Bank advances	229,669	215,277	211,492	216,835	217,108
Other borrowings	34,167	31,444	35,990	34,024	22,116
Total borrowings	263,836	246,721	247,482	250,859	239,224
Total interest-bearing liabilities	2,263,637	2,234,575	2,266,282	2,248,387	2,079,513
Non-interest-bearing liabilities	185,706	168,236	148,580	172,638	118,909
Total liabilities	2,449,343	2,402,811	2,414,862	2,421,025	2,198,422
Stockholders' equity	487,857	485,131	478,832	487,246	480,757
Total liabilities and stockholders' equity	$2,937,200	$2,887,942	$2,893,694	$2,908,271	$2,679,179

Average interest-earning assets to average interest-bearing liabilities	118.82%	117.61%	116.89%	117.90%	117.38%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Performance ratios:
Yield on average:
Loans receivable	4.88%	5.11%	5.47%	5.12%	5.42%
Mortgage-backed securities	2.60%	2.68%	3.34%	2.75%	3.51%
Non-mortgage-backed securities	1.85%	2.08%	1.99%	1.86%	2.08%
Other interest-earning assets	0.74%	0.76%	0.52%	0.53%	0.70%
Total interest-earning assets	3.59%	3.73%	4.07%	3.72%	4.11%

Cost of average:
Interest-bearing checking	0.53%	0.55%	0.81%	0.59%	0.91%
Savings and clubs	0.30%	0.30%	0.43%	0.33%	0.58%
Certificates of deposit	1.32%	1.40%	1.50%	1.44%	1.69%
Interest-bearing deposits	0.92%	0.98%	1.13%	1.01%	1.30%
Federal Home Loan Bank advances	3.40%	3.64%	3.70%	3.63%	3.73%
Other borrowings	0.64%	0.64%	0.76%	0.66%	0.93%
Total borrowings	3.04%	3.26%	3.28%	3.23%	3.47%
Total interest-bearing liabilities	1.17%	1.23%	1.36%	1.26%	1.55%

Net interest rate spread (1)	2.42%	2.50%	2.71%	2.46%	2.56%
Net interest margin (2)	2.61%	2.69%	2.91%	2.65%	2.80%

Non-interest income to average assets	0.17%	0.05%	0.33%	0.07%	0.18%
Non-interest expense to average assets	2.02%	2.04%	2.03%	2.02%	2.10%

Efficiency ratio	78.91%	81.77%	68.01%	81.19%	77.04%

Return on average assets	0.16%	0.19%	0.53%	0.17%	0.29%
Return on average equity	0.98%	1.15%	3.20%	1.04%	1.63%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.